Exhibit 4.1

MOHAWK GROUP HOLDINGS, INC.

Senior Secured Note due 2023

THE ISSUANCE AND SALE OF NEITHER THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES THAT MAY BE ISSUABLE PURSUANT TO THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. UNTIL THE DATE THAT IS ONE (1) YEAR AFTER THE ISSUE DATE (AS DEFINED ON THE REVERSE OF THIS NOTE), THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION AND PROSPECTUS-DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

MOHAWK GROUP HOLDINGS, INC.

Senior Secured Note due 2023

Certificate No. A-1

Mohawk Group Holdings, Inc., a Delaware corporation (the “Company”), for value received, promises to pay to High Trail Investments ON LLC (the “Initial Holder”), or its registered assigns, the principal sum of sixteen million five hundred thousand dollars ($16,500,000) (such principal sum, the “Principal Amount”) on February 1, 2023, and to pay any outstanding Default Interest thereon, as provided in this Note, in each case as provided in and subject to the other provisions of this Note, including the earlier redemption or repurchase of this Note.

Additional provisions of this Note are set forth on the other side of this Note.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Mohawk Group Holdings, Inc. has caused this instrument to be duly executed as of the date set forth below.

MOHAWK GROUP HOLDINGS, INC.

Date: February 2, 2021	By:
Name: Yaniv Sarig
Title: Chief Executive Officer

[Signature Page to Senior Secured Note due 2023, Certificate No. A-1]

MOHAWK GROUP HOLDINGS, INC.

Senior Secured Note due 2023

This Note (this “Note” and, collectively with any Note issued in exchange therefor or in substitution thereof, the “Notes”) is issued by Mohawk Group Holdings, Inc., a Delaware corporation (the “Company”), and designated as its “Senior Secured Notes due 2023.”

Section 1. DEFINITIONS.

“Adjusted EBITDA” means, for any period, net loss plus depreciation and amortization, interest expense, net, income tax expense, stock-based compensation expense and other expense, net, (each as disclosed in the Company’s historical financial statements included in its most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q) and non-cash merger and acquisition expenses (as disclosed in the Company’s most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q or any other public filing with the Commission); provided, that pro forma net income (loss) plus depreciation and amortization, interest expense, net, income tax expense, stock-based compensation expense and other expense, net from the acquisition of assets from 9830 MacArthur, LLC, Reliance Equities Group, LLC and ZN Direct, LLC by Truweo, as disclosed in the Company’s public filings with the Commission, shall be included in the calculation of Adjusted EBITDA for the applicable periods.

“Affiliate” has the meaning set forth in Rule 144 under the Securities Act.

“Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issue Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

“Authorized Denomination” means, with respect to the Notes, a Principal Amount thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof, or, if such Principal Amount then-outstanding is less than $1,000, then such outstanding Principal Amount.

“Available Cash Amount” means, for any calendar month, the aggregate sum of (i) one million eight hundred thousand dollars ($1,800,000) and (ii) (A) if the Truweo Cash Balance on the last day of such month is greater than the Target Cash Balance, ten million dollars ($10,000,000) or (B), if the Truweo Cash Balance on the last day of such month is less than the Target Cash Balance, two hundred percent (200%) of the Monthly Cash Allowance.

“Bankruptcy Law” means Title 11, United States Code, or any similar U.S. federal or state or non-U.S. law for the relief of debtors.

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act on behalf of such board.

“Business Combination Event” has the meaning set forth in Section 10.

“Business Day” means any day other than a Saturday, a Sunday or any day on which commercial banks in The City of New York are authorized or required by law or executive order to close or be closed; provided, however, for clarification, commercial banks in The City of New York shall not be deemed to be authorized or required by law or executive order to close or be closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are open for use by customers on such day.

“Buy-In” has the meaning set forth in Section 5(E).

“Capital Lease” means, with respect to any Person, any leasing or similar arrangement conveying the right to use any property, whether real or personal property, or a combination thereof, by that Person as lessee that, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a Capital Lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, but excluding any debt securities convertible into such equity.

“Cash” means all cash and liquid funds.

“Cash Equivalents” means, as of any date of determination, any of the following: (A) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (B) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service; (C) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service; (D) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any commercial bank organized under the laws of the United States of America or any State thereof or the District of Columbia that (i) is at least “adequately capitalized”

(as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (E) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (A) and (B) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service.

“Collateral” has the meaning set forth in the Security Agreements.

“Collateral Agent” means High Trail Investments SA LLC in its capacity as collateral agent for the Holder and each Other Holder, together with any successor thereto in such capacity.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the common stock, $0.0001 par value per share, of the Company.

“Company Redemption Base Price” means, (i) with respect to a redemption of any outstanding Principal Amount of this Note pursuant to Section 8(A) prior to October 1, 2021, a cash amount equal to ninety-six percent (96%) of the portion of the Principal Amount of this Note to be repaid, (ii) with respect to a redemption of any outstanding Principal Amount of this Note pursuant to Section 8(A) on or after October 1, 2021, but prior to March 1, 2022, a cash amount equal to ninety-eight percent (98%) of the portion of the Principal Amount of this Note to be repaid and (iii) with respect to a redemption of this Note pursuant to Section 8(A) on or after March 1, 2022, a cash amount equal to one hundred percent (100%) of the portion of the Principal Amount of this Note to be repaid.

“Company Redemption Date” has the meaning set forth in Section 8(A).

“Company Redemption Price” means the cash price payable by the Company to redeem this Note in accordance with Section 8.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (A) any Indebtedness or other obligations of another Person, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (B) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (C) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by the Company or in which the Company now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “MWK <EQUITY> VAP” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Default” means any event that is (or, after notice, passage of time or both, would be) an Event of Default.

“Default Interest” has the meaning set forth in Section 4(B).

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(A) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, public equity offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, public equity offering or asset sale event shall be subject to the prior repayment in full of the then outstanding Principal Amount of this Note plus accrued and unpaid Default Interest on this Note);

(B) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the issuer or a Subsidiary; provided that any such conversion or exchange will be deemed an incurrence of Indebtedness or Disqualified Stock, as applicable); or

(C) is redeemable at the option of the holder thereof, in whole or in part,

(D) in the case of each of clauses (A), (B) and (C), at any point prior to the one hundred eighty-first (181st) day after the Maturity Date.

“DTC” means The Depository Trust Company.

“Eligible Exchange” means any of The New York Stock Exchange, The NYSE American LLC, The Nasdaq Capital Market, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors).

“Equipment” means all “equipment” as defined in the UCC with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Interests” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including preferred stock or membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and including, without limitation, any “equity security” (as that term is defined under Rule 405 promulgated under the Securities Act), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

“Equity Issuance” shall mean (a) any issuance or sale by the Company or any of its Subsidiaries of any Equity Interests (including any Equity Interests issued upon exercise or conversion of any Equity Rights) or any Equity Rights, or (b) the receipt by the Company or any of its Subsidiaries of any capital contribution (whether or not evidenced by any Equity Interest issued by the recipient of such contribution), in each case for bona fide capital-raising purposes and other than (i) any issuance of Equity Interests upon the exercise of any Equity Rights outstanding as of the date hereof (which, for avoidance of doubt, shall include the Existing Note) provided, that such issuance is made pursuant to the terms of such Equity Rights in effect on the date hereof and such Equity Rights are not amended to increase the number of such Equity Interests or to decrease the exercise price, exchange price or conversion price of Equity Rights, (ii) Equity Interests issuable upon the exercise of Equity Rights or upon the lapse of forfeiture restrictions on awards made pursuant to an Approved Stock Plan (as defined in the Securities Purchase Agreement) (including Equity Interests withheld by the Company for the purpose of paying on behalf of the holder thereof the exercise price of stock options or for paying taxes due as a result of such exercise or lapse of forfeiture restrictions), (iii) Common Stock issuable upon the exercise of stock options or upon the lapse of forfeiture restrictions on awards made pursuant to, any stock option exchange program of the Company that is approved by the Board of Directors or the compensation committee thereof or the Company’s stockholders, whether now in effect or hereafter implemented, or (iv) Equity Interests issuable upon the exercise of Equity Rights issued as consideration in any merger, acquisition, business combination or strategic investment (including any joint venture, marketing, distribution, collaboration, license, strategic alliance or partnership), in connection with any consulting agreement, advisory agreement or independent contractor agreement or in connection with any debt facility established by the Company, including with any commercial bank or venture debt lender.

“Equity Issuance Amortization Amount” means, with respect to any Equity Issuance, the Holder’s Pro Rata Share of the greater of (i) twenty percent (20%) of the net cash proceeds actually received by the Company and its Subsidiaries from such Equity Issuance (excluding any such net proceeds used by Truweo to acquire all, or substantially all, of the assets of another Person) and (ii) five percent (5%) of the net proceeds received by the Company and its Subsidiaries from such Equity Issuance; provided, that the Equity Issuance Amortization Amount in respect of any individual Equity Issuance, together with the Additional Amortization Amount (as defined in the Existing Note) in respect of such Equity Issuance under the Existing Note, shall not exceed in the aggregate five million five hundred thousand dollars ($5,500,000).

“Equity Issuance Amortization Payment” has the meaning set forth in Section 4(A)(ii).

“Equity Rights” shall mean, with respect to any Person, any then-outstanding subscriptions, options, warrants, commitments, preemptive rights, convertible debt, or other equity-linked securities or agreements of any kind for the issuance or sale, of any additional Equity Interests of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Event of Default” has the meaning set forth in Section 11(A).

“Event of Default Acceleration Amount” means, with respect to the delivery of a notice pursuant to Section 11(B)(ii) declaring this Note to be due and payable immediately on account of an Event of Default, a cash amount equal to one hundred and fifteen percent (115%) of the then outstanding Principal Amount of this Note (or such lesser principal amount accelerated pursuant to such notice) plus accrued and unpaid Default Interest on this Note.

“Event of Default Notice” has the meaning set forth in Section 11(C).

“Event of Default Stock Payment” has the meaning set forth in Section 5(C).

“Event of Default Stock Payment Date” means any date on which the Holder delivers an Event of Default Stock Payment Notice pursuant to Section 5(C) hereunder.

“Event of Default Stock Payment Delivery Date” has the meaning set forth in Section 5(C).

“Event of Default Stock Payment Notice” has the meaning set forth in Section 5(C).

“Event of Default Stock Payment Price” means, with respect to any Event of Default Stock Payment Date, an amount equal to eighty percent (80.0%) of the lesser of (i) the Daily VWAP on such Event of Default Stock Payment Date and (ii) the average of the lowest two (2) Daily VWAPs during the ten (10) VWAP Trading Day period ending on such Event of Default Stock Payment Date.

“Excess Shares” has the meaning set forth in Section 7(A).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Note” means that certain Senior Secured Note issued to High Trail Investments SA LLC by the Company on December 1, 2020, as amended on February 2, 2021.

“First Lien Credit Agreement” means the Amended and Restated Credit and Security Agreement, dated November 23, 2018, by and among Mohawk Group Holdings, Inc., Mohawk Group, Inc., certain subsidiaries of Mohawk Group, Inc., MidCap Funding IV Trust and the financial institutions or other entities from time to time parties thereto, as amended, modified, restated, replaced or refinanced from time to time in accordance with the terms of the Intercreditor Agreement.

“First Lien Indebtedness” means Indebtedness owing under the First Lien Credit Agreement and other agreements, instruments and documents issued thereunder.

“Freely Tradable” means, with respect to any shares of Common Stock issued or issuable pursuant to this Note, that (A) such shares would be eligible to be offered, sold or otherwise transferred by the Holder pursuant to Rule 144, without any requirements as to volume, manner of sale, availability of current public information (whether or not then satisfied) or notice under the Securities Act and without any requirement for registration under any state securities or “blue sky” laws; or (B) such shares are (or, when issued, will be) (i) represented by book-entries at DTC and identified therein by an “unrestricted” CUSIP number; and (ii) not represented by any certificate that bears a legend referring to transfer restrictions under the Securities Act or other securities laws.

“Fundamental Change” means any of the following events:

(A) a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company or its Wholly Owned Subsidiaries, or the employee benefit plans of the Company or its Wholly Owned Subsidiaries, files any report with the Commission indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s common equity representing more than fifty percent (50%) of the voting power of all of the Company’s then-outstanding common equity;

(B) the consummation of (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person (other than solely to one or more of the Company’s Wholly Owned Subsidiaries); or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property (other than a subdivision or combination, or solely a change in par value, of the Common Stock); provided, however, that any merger, consolidation, share exchange or combination of the Company pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined below) all classes of the Company’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Fundamental Change pursuant to this clause (B);

(C) the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company; or

(D) the Common Stock ceases to be listed on any Eligible Exchange.

For the purposes of this definition, (x) any transaction or event described in both clause (A) and in clause (B)(i) or (ii) above (without regard to the proviso in clause (B)) will be deemed to occur solely pursuant to clause (B) above (subject to such proviso); and (y) whether a Person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Fundamental Change Base Repurchase Price” means, with respect to this Note (or any portion of this Note to be repurchased) upon a Repurchase Upon Fundamental Change, a cash amount equal to the then-outstanding Principal Amount of such Note (or portion thereof) to be so repurchased.

“Fundamental Change Notice” has the meaning set forth in Section 6(C).

“Fundamental Change Repurchase Date” means the date as of which this Note must be repurchased for cash in connection with a Fundamental Change, as provided in Section 6(B).

“Fundamental Change Repurchase Price” means the cash price payable by the Company to repurchase this Note (or any portion of this Note) upon its Repurchase Upon Fundamental Change, calculated pursuant to Section 6(D).

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided the definitions set forth in this Note and any financial calculations required by thereby shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on the date hereof.

“Holder” means the person in whose name this Note is registered on the books of the Company, which initially is the Initial Holder.

The term “including” means “including without limitation,” unless the context provides otherwise.

“Indebtedness” means, indebtedness of any kind, including, without duplication (A) all indebtedness for borrowed money or the deferred purchase price of property or services, including reimbursement and other obligations with respect to surety bonds and letters of credit, (B) all obligations evidenced by notes, bonds, debentures or similar instruments, (C) all Capital Lease Obligations, (D) all Contingent Obligations, and (E) Disqualified Stock.

“Independent Investigator” has the meaning set forth in Section 9(R).

“Initial Holder” has the meaning set forth in the cover page of this Note.

“Intellectual Property” means all of the Company’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; the Company’s applications therefor and reissues, extensions, or renewals thereof; and the Company’s goodwill associated with any of the foregoing, together with the Company’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of December 1, 2020, as amended on February 2, 2021, among Midcap Funding IV Trust, High Trail Investments SA LLC and the Company.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person or the purchase of any assets of another Person for greater than the fair market value of such assets to solely the extent of the amount in excess of the fair market value.

“Issue Date” means February 2, 2021.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest; provided, that for the avoidance of doubt, licenses, strain escrows and similar provisions in collaboration agreements, research and development agreements that do not create or purport to create a security interest, encumbrance, levy, lien or charge of any kind shall not be deemed to be Liens for purposes of this Note.

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Maturity Date” means February 1, 2023.

“Maximum Percentage” has the meaning set forth in Section 7(A).

The term “or” is not exclusive, unless the context expressly provides otherwise.

“Monthly Cash Allowance” means, for any month, the greater of (i) (A) the Truweo Cash Balance on the last day of such month minus (B) the highest Truweo Cash Balance on the last day of any prior calendar month; or (ii) zero.

“Other Holder” means any person in whose name any Other Note is registered on the books of the Company.

“Other Notes” means any Notes that are of the same class of this Note and that are represented by one or more certificates other than the certificate representing this Note.

“Patent License” means any written agreement granting any right with respect to any invention covered by a Patent that is in existence or a Patent application that is pending, in which agreement the Company now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Permitted Indebtedness” means (A) Indebtedness evidenced by this Note or the Existing Note; (B) Indebtedness actually or deemed to be disclosed pursuant to the Securities Purchase Agreement as of the date of the Securities Purchase Agreement (including Liens securing the First Lien Indebtedness); (C) Indebtedness outstanding at any time secured by a Lien described in clause (G) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the cost of the Equipment and related expenses financed with such Indebtedness or in the form of purchase money Indebtedness (whether in the form of a loan or a lease) used solely to acquire equipment used in the ordinary course of business and secured only by such equipment and sale and insurance proceeds in respect thereof; provided that the total amount of Permitted Indebtedness described in this clause (C) may not exceed five hundred thousand dollars ($500,000) in the aggregate; (D) Indebtedness to trade creditors incurred in the ordinary course of business; (E) Indebtedness that also constitutes a Permitted Investment; (F) Subordinated Indebtedness of the Company; (G) reimbursement obligations in connection with letters of credit or similar instruments that are secured by Cash or Cash Equivalents and issued on behalf of the Company or a Subsidiary thereof in an aggregate amount not to exceed one hundred thousand dollars $100,000 at any time outstanding; (H) Contingent Obligations that are guarantees of Indebtedness described in clauses (A) through (N); (I) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Indebtedness existing or arising under any “swap agreement”, as defined in Section 101 of the Bankruptcy Code, that is obtained by the Company to provide protection against fluctuations in interest or currency exchange rates, provided, however, that such obligations are (or were) entered into by the Company or an Affiliate in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation; (J) Indebtedness in the form of insurance premiums financed through the applicable insurance company; (K) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; (L) Indebtedness in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), in each case, incurred in the ordinary course of business and to the extent such Indebtedness does not exceed $300,000 in the aggregate at any time outstanding; (M) other unsecured Indebtedness of the Company not to exceed forty-five million dollars ($45,000,000) in the aggregate, so long as such Indebtedness does not have (i) a cash interest rate in excess of five percent (5%), (ii) a final maturity date, amortization payment, sinking fund, mandatory redemption or other repurchase obligation or put right at the option of the lender or holder of such Indebtedness earlier than one hundred eighty-one (181) days following the Maturity Date or (iii) any covenants that are more restrictive on the Company in any material respect than the covenants set forth in this Note; and (N) extensions, refinancings and renewals of any items of Permitted Indebtedness (other than any Indebtedness repaid with the proceeds of this Note), provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon the Company or its Subsidiaries, as the case may be (other than modifications to Indebtedness owing under the First Lien Credit Agreement in accordance with the terms of the Intercreditor Agreement), and provided further, that if the lender of any such proposed extension, refinancing or renewal of Permitted Indebtedness (other than First Lien Indebtedness in accordance with the Intercreditor Agreement) incurred hereunder is different from the lender of the Permitted Indebtedness to be so extended, refinanced or renewed then, in addition to the foregoing proviso, such Permitted Indebtedness shall also not have a final maturity date, amortization payment, sinking fund, mandatory redemption or other repurchase obligation earlier than one hundred eighty-one (181) days following the Maturity Date.

“Permitted Intellectual Property Licenses” means Intellectual Property (A) licenses in existence at the Issue Date, including those listed on the Schedules to the Security Agreements, and (B) non-perpetual licenses granted in the ordinary course of business on arm’s length terms consisting of the licensing of technology, the development of technology or the providing of technical support which may include licenses with unlimited renewal options solely to the extent such options require mutual consent for renewal or are subject to financial or other conditions as to the ability of licensee to perform under the license; provided such license was not entered into during continuance of a Default or an Event of Default.

“Permitted Investment” means: (A) Investments deemed to be disclosed pursuant to the Securities Purchase Agreement, as in effect as of the Issue Date; (B) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit issued by any bank headquartered in the United States with assets of at least $5,000,000,000 maturing no more than one year from the date of investment therein, and (iv) money market accounts; (C) Investments accepted in connection with Permitted Transfers; (D) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of the Company’s business; (E) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers in the ordinary course of business and consistent with past practice, provided that this clause (E) shall not apply to Investments of the Company in any Subsidiary; (F) Investments consisting of (i) loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of the Company pursuant to employee stock purchase plans or other similar agreements approved by the Company’s Board of Directors and (ii) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, provided that the aggregate of all such loans outstanding may not exceed $250,000 at any time; (G) Investments in Wholly Owned Subsidiaries; (H) Permitted Intellectual Property Licenses; (I) acquisitions by Truweo or any of its Wholly Owned Subsidiaries of all, or substantially all, of the assets of another Person or a majority of the equity interests in another Person, provided that no such acquisition will be a “Permitted Investment” if, after giving effect to such acquisition, any Default or Event of Default would exist hereunder; (J) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (K) Investments consisting of deposit accounts in which the Collateral Agent has received a deposit account control agreement in accordance with the Security Agreements and

Intercreditor Agreement and (L) additional Investments that do not exceed one hundred thousand dollars ($100,000) in the aggregate in any twelve (12) month period. Notwithstanding anything to the contrary herein, except as expressly permitted pursuant to this Note, the transfer, sale, lease, license, loan or conveyance of assets of Truweo to any entity not wholly owned, directly or indirectly by Truweo, shall not be a “Permitted Investment” hereunder.

“Permitted Liens” means any and all of the following: (A) Liens in favor of Holder or the Collateral Agent; (B) Liens deemed to be disclosed pursuant to the Securities Purchase Agreement, as in effect as of the Issue Date (including Liens securing the First Lien Indebtedness); (C) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that the Company maintains adequate reserves therefor in accordance with GAAP; (D) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of business; provided, that the payment thereof is not yet required; (E) Liens arising from judgments, decrees or attachments in circumstances which do not constitute a Default or an Event of Default hereunder; (F) the following deposits, to the extent made in the ordinary course of business: deposits under workers’ compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (G) Liens on Equipment or software or other intellectual property constituting purchase money Liens and Liens in connection with Capital Leases securing Indebtedness permitted in clause (C) of “Permitted Indebtedness”; (H) leasehold interests in leases or subleases and licenses granted in the ordinary course of the Company’s business and not interfering in any material respect with the business of the licensor; (I) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (J) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (K) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (L) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (M) Liens on Cash or Cash Equivalents securing obligations permitted under clause (D) and (G) of the definition of Permitted Indebtedness; and (N) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (C) through (M) above (other than any Indebtedness repaid with the proceeds of this Note); provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (A) dispositions of inventory sold, and Permitted Intellectual Property Licenses entered into, in each case, in the ordinary course of business, (B) dispositions of worn-out, obsolete or surplus property at fair market value in the ordinary course of business; (C) dispositions of accounts or payment intangibles (each as defined in the UCC)

resulting from the compromise or settlement thereof in the ordinary course of business for less than the full amount thereof; (D) transfers consisting of Permitted Investments in Wholly Owned Subsidiaries under clause (G) of Permitted Investments; and (E) other transfers of assets to any Person other than to a joint venture and which have a fair market value of not more than fifty thousand dollars ($50,000) in the aggregate in any twelve (12) month period; provided, in each case, that, except as expressly permitted pursuant to this Note, the transfer, sale, lease, license, loan or conveyance of assets of Truweo pursuant to clause (D) above to any entity not wholly owned, directly or indirectly by Truweo, shall not be a “Permitted Transfer” hereunder.

“Person” or “person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Principal Amount” has the meaning set forth in the cover page of this Note; provided, however, that the Principal Amount of this Note will be subject to reduction (A) pursuant to Section 6 and Section 8 and (B) by an amount equal to the sum of all Equity Issuance Amortization Payments made prior to date of determination of the Principal Amount of the Note then outstanding.

“Pro Rata Share” means the result of the outstanding principal amount outstanding under this Note divided by the sum of (A) the aggregate principal amount outstanding under the Existing Note plus (B) the outstanding principal amount outstanding under this Note.

“Reported Outstanding Share Number” has the meaning set forth in Section 7(A).

“Repurchase Upon Fundamental Change” means the repurchase of any Note by the Company pursuant to Section 6.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of February 2, 2021, between the Company and High Trail Investments ON LLC providing for the issuance of this Note.

“Security Agreements” means those certain Security Agreements, dated as of December 1, 2020, as amended on February 2, 2021, between the Company and the Collateral Agent.

“Security Document” has the meaning set forth in the Security Agreements.

“Significant Subsidiary” means, with respect to any Person, any Subsidiary of such Person that constitutes a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of such Person.

“Subordinated Indebtedness” means Indebtedness subordinated to the Notes pursuant to a written agreement between the Holder and the applicable lender in amounts and on terms and conditions satisfactory to the Holder in its sole discretion.

“Subsidiary” means, with respect to any Person, (A) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than fifty percent (50%) of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (B) any partnership or limited liability company where (i) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (ii) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Successor Corporation” has the meaning set forth in Section 10(A).

“Target Adjusted EBITDA” means, (i) with respect to the fiscal quarter ended December 31, 2020, four million dollars ($4,000,000), (ii) with respect to the fiscal quarter ending March 31, 2021, thirteen million dollars ($13,000,000), (iii) with respect to the fiscal quarter ending June 30, 2021, twelve million dollars ($12,000,000) (iv) with respect to the fiscal quarter ending September 30, 2021, ten million dollars ($10,000,000), (v) with respect to the fiscal quarter ending December 31, 2021, sixteen million dollars ($16,000,000), (vi) with respect to the fiscal quarter ending March 31, 2022, nineteen million dollars ($19,000,000), (vii) with respect to the fiscal quarter ending June 30, 2022, twenty-two million dollars ($22,000,000) and (viii) with respect to the fiscal quarter ending September 30, 2022, twenty-four million five hundred thousand dollars ($24,500,000).

“Target Cash Balance” means, at any time, the lesser of $8,000,000 or an amount equal to fifty percent (50%) of the Principal Amount outstanding under this Note and the Existing Note at such time.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by the Company or in which the Company now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“Trading Day” means any day on which (A) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (B) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“Transaction Documents” has the meaning set forth in the Securities Purchase Agreement.

“Truweo” means Truweo, LLC.

“Truweo Cash Balance” means, as of any date, the aggregate amount of unrestricted, unencumbered Cash and Cash Equivalents held by Truweo in one or more deposit accounts located in the United States and subject to a Control Agreement (as defined in the Security Agreements) in favor of the Collateral Agent as of 11:59 pm New York City time on such date. Any distributions made by Truweo in accordance with Section 9(G) on or prior to such date shall not be included in the Truweo Cash Balance as of such date.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of New York.

“Undelivered Shares” has the meaning set forth in Section 5(E).

“VWAP Market Disruption Event” means, with respect to any date, (A) the failure by the principal U.S. national or regional securities exchange on which the Common Stock is then listed, or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Stock is then traded, to open for trading during its regular trading session on such date; or (B) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP Trading Day” means a day on which (A) there is no VWAP Market Disruption Event; provided that the Holder, by notice to the Company, may waive any such VWAP Market Disruption Event; and (B) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.

“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

“Withheld Shares” has the meaning set forth in Section 7(B).

Section 2. PERSONS DEEMED OWNERS.

The Holder of this Note will be treated as the owner of this Note for all purposes.

Section 3. REGISTERED FORM.

This Note, and any Note issued in exchange therefor or in substitution thereof, will be in registered form, without coupons.

Section 4. EQUITY ISSUANCE AMORTIZATION PAYMENTS; DEFAULTED INTEREST; MATURITY DATE PAYMENT.

(A) Equity Issuance Amortization Payments.

(i) Within one (1) Business Day following the consummation of any Equity Issuance by the Company or its Subsidiaries that is consummated on or after March 1, 2021, the Equity Issuance Amortization Amount received in respect of such Equity Issuance shall be paid by the Company to the Holder in cash.

(ii) For purposes of this Note, any payment made to the Holder pursuant to Section 4(A)(i) shall be referred to as an “Equity Issuance Amortization Payment”.

(iii) Concurrently with the payment of each Equity Issuance Amortization Payment, the Company shall certify to Holder in writing (i) the amount of the applicable Equity Issuance and (ii) the calculation of the Equity Issuance Amortization Payment with respect to such Equity Issuance (including a certification that such Equity Issuance Amortization Payment was calculated in accordance with the terms hereof); provided, however, that, unless consented to by the Holder in writing, in the event that the extent of such Equity Issuances and Equity Issuance Amortization Payment is such that the information required in such certification would constitute material non-public information regarding the Company, then the Company shall instead publicly disclose such material non-public information on a Current Report on Form 8-K or otherwise, on or prior to 9:00 am, New York City time on the Business Day immediately following the date of payment of such Equity Issuance Amortization Payment.

(B) Defaulted Interest. If a Default or Event of Default occurs, then in each case, to the extent lawful, interest (“Default Interest”) will accrue on the Principal Amount outstanding as of such Default or Event of Default at a rate per annum equal to fifteen percent (15.0%), from, and including, the date of such Default or Event of Default, as applicable, to, but excluding, the date any applicable Default is cured and all outstanding Default Interest has been paid. Default Interest hereunder will be payable in arrears on the first day of each calendar month, will be computed on the basis of a 360-day year comprised of twelve 30-day months and will be in addition to any imputed interest applicable to this Note as a result of an original issue discount.

(C) Maturity Date Payment. On the Maturity Date, the Company will pay the Holder an amount in cash equal to the then-outstanding Principal Amount of this Note plus any accrued and unpaid Default Interest on this Note.

Section 5. METHOD OF PAYMENT; WHEN PAYMENT DATE IS NOT A BUSINESS DAY.

(A) Method of Payment. The Company will pay all cash amounts due under this Note by wire transfer of immediately available funds to the account of the Holder set forth in the Flow of Funds Letter (as defined in the Securities Purchase Agreement) (or, if such Holder provides the Company, at least three (3) Business Days before the date such amount is due, with written notice of an account or address of such Holder within the United States, as applicable, by wire transfer of immediately available funds or check to such account or address set forth in such written notice, as applicable).

(B) Delay of Payment when Payment Date is Not a Business Day. If the due date for a payment on this Note as provided in this Note is not a Business Day, then, notwithstanding anything to the contrary in this Note, such payment may be made on the immediately following Business Day and no interest will accrue on such payment as a result of the related delay.

(C) Event of Default Stock Payments. If an Event of Default occurs and the Company fails to pay the Event of Default Acceleration Amount when due in accordance with this Note, then the Holder may elect to receive such unpaid portion of the Event of Default Acceleration Amount, entirely or partially, in shares of Common Stock (an “Event of Default Stock Payment”), and shall deliver to the Company a written notice of such election stating which portion thereof the Holder has elected to receive in shares of Common Stock (an “Event of Default Stock Payment Notice”). On or before the second (2nd) Business Day following the date of delivery of any Event of Default Stock Payment Notice hereunder (the “Event of Default Stock Payment Delivery Date”), the Company shall issue and deliver to the Holder, a number of validly issued, fully paid shares of Common Stock equal to the quotient (rounded up to the closest whole number) obtained by dividing the Event of Default Acceleration Amount (or applicable portion thereof) by the Event of Default Stock Payment Price as of the date of delivery of the Event of Default Stock Payment Notice; provided, that, if the Company fails to timely issue and deliver to the Holder such shares of Common Stock, then the Holder may revoke its election to receive shares of Common Stock and elect to receive such Event of Default Acceleration Amount (or any portion thereof) in cash at any time prior to delivery of such shares of Common Stock. After the six (6) month anniversary of the Issue Date, any shares of Common Stock issued pursuant to this Section 5(C) will be Freely Tradable. Any portion of the Event of Default Acceleration Amount not paid in shares of Common Stock because the Holder did not elect, or effectively revoked its election, to receive shares of Common Stock for such Event of Default Acceleration Amount (or applicable portion thereof) will be paid in cash; provided, that the Holder may deliver multiple Event of Default Stock Payment Notices in accordance with this Section 5(C) to the extent that any portion of the Event of Default Acceleration Amount remains unpaid when due in accordance with this Note.

(D) Status of Common Stock Issued to Holder. Each share of Common Stock delivered pursuant to this Note will be a newly issued or treasury share and will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any Lien or adverse claim (except to the extent of any Lien or adverse claim created by the action or inaction of the Holder or the Person to whom such share will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will cause each share of Common Stock issued pursuant to this Note, when delivered, to be admitted for listing on such exchange or quotation on such system. After the Holder has held this Note for at least six (6) consecutive months, shares of Common Stock issued pursuant to this Note will be issued in the form of book-entries at the facilities of DTC, identified therein by an “unrestricted” CUSIP number.

(E) Company Failure to Timely Deliver Event of Default Stock Payments. If the Company shall fail for any reason or for no reason on or prior to the applicable Event of Default Stock Payment Delivery Date to deliver shares of Common Stock with respect to an Event of Default Stock Payment in accordance with Section 5(C) and Section 5(D) (such shares to which Holder is entitled being, the “Undelivered Shares”), then, in addition to all other remedies available to the Holder, if on or prior to the applicable Event of Default Stock Payment Delivery Date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Undelivered Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall, within five (5) Trading Days after the Holder’s request, (i) pay in cash to the Holder the amount, if any, by which (A) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the amount obtained by multiplying (1) the number of Undelivered Shares that the Company was required to deliver to the Holder pursuant to Section 5(C) by (2) the price at which the sell order giving rise to such purchase obligation was executed (including brokerage commissions, if any), and (ii) at the option of the Holder, either (x) pay the portion of the Event of Default Acceleration Amount (or applicable portion thereof) for which Holder’s election under Section 5(C) was not honored in cash or (y) deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to a number of shares deliverable pursuant to Section 5(C) with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (i) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, written evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock as required pursuant to the terms hereof. In addition to the foregoing, if the Company fails for any reason to deliver Common Stock to the Holder by the applicable Event of Default Stock Payment Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of shares of Common Stock deliverable pursuant to Section 5(C) (based on the Event of Default Stock Payment Price on the applicable Event of Default Stock Payment Delivery Date), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after the Event of Default Stock Payment Delivery Date until such shares of Common Stock are delivered or Holder revokes its election to receive such shares of Common Stock in accordance with Section 5(C).

Section 6. REQUIRED REPURCHASE OF NOTE UPON A FUNDAMENTAL CHANGE.

(A) Repurchase Upon Fundamental Change. Subject to the other terms of this Section 6, if a Fundamental Change occurs, then the Holder will have the right to require the Company to repurchase this Note (or any portion of this Note in an Authorized Denomination) on the Fundamental Change Repurchase Date for such Fundamental Change for a cash purchase price equal to the Fundamental Change Repurchase Price.

(B) Fundamental Change Repurchase Date. The Fundamental Change Repurchase Date for any Fundamental Change will be a Business Day of the Holder’s choosing that is no more than twenty (20) Business Days after the later of (x) the date the Company delivers to the Holder the related Fundamental Change Notice pursuant to Section 6(C); and (y) the effective date of such Fundamental Change.

(C) Fundamental Change Notice. No later than the eighth (8th) Business Day before the occurrence of any Fundamental Change, the Company will send to the Holder a written notice (the “Fundamental Change Notice”) thereof (provided, however, in no event shall such notice be required prior to the actual public notice of such Fundamental Change), stating the expected date such Fundamental Change will occur. No later than the fifth (5th) Business Day after the date of delivery of the Fundamental Change Notice, the Holder shall notify the Company in writing whether it will require the Company to repurchase this Note and specify the Fundamental Change Repurchase Date.

(D) Fundamental Change Repurchase Price. The Fundamental Change Repurchase Price for this Note (or any portion of this Note to be repurchased) upon a Repurchase Upon Fundamental Change following a Fundamental Change is an amount in cash equal to the Fundamental Change Base Repurchase Price for such Fundamental Change plus any accrued and unpaid Default Interest on this Note (or such portion of this Note) to, but excluding, the Fundamental Change Repurchase Date for such Fundamental Change.

(E) Effect of Repurchase. If this Note (or any portion of this Note) is to be repurchased upon a Repurchase Upon Fundamental Change, then, from and after the date the related Fundamental Change Repurchase Price is paid in full, this Note (or such portion) will cease to be outstanding.

Section 7. OWNERSHIP LIMITATIONS.

(A) Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained herein, the Company shall not make any Event of Default Stock Payment in shares of Common Stock, and the Holder shall not have the right to exercise any right to receive the Event of Default Stock Payment in shares of Common Stock, pursuant to Section 5(C) hereof, and any such payment shall be null and void and treated as if never made, to the extent that after giving effect to such Event of Default Stock Payment, the Holder together with the other Attribution Parties collectively would beneficially own in the aggregate in excess of 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such Event of Default Stock Payment. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other

Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable with respect to such Event of Default Stock Payment (or applicable portion thereof) with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) payment of the remaining unpaid Event of Default Acceleration Amount owed to the Holder or any of the other Attribution Parties and payable in shares of Common Stock pursuant to Section 5(C) hereof and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 7(A). For purposes of this Section 7(A), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this Note and any Event of Default Stock Payment Notice, in determining the number of outstanding shares of Common Stock the Company may issue pursuant to Section 5(C) without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Commission, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent (as defined in the Securities Purchase Agreement) setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives an Event of Default Stock Payment Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Event of Default Stock Payment would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 7(A), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of shares of Common Stock to be issued pursuant to such Event of Default Stock Payment. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Trading Day confirm in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the Holder pursuant to this Note results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any Other Holder of Notes that is not an Attribution Party of the Holder. For purposes of clarity, the shares of

Common Stock issuable pursuant to the terms of this Note in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. No prior inability to issue shares of Common Stock to the Holder pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of the ability to issue shares of Common Stock hereunder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 7(A) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 7(A) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Note. The Holder hereby acknowledges and agrees that the Company shall be entitled to rely on the representations and other information set forth in any Event of Default Stock Payment Notice and shall not be required to independently verify whether any issuance of shares of Common Stock pursuant to this Note would cause the Holder (together with the other Attribution Parties) to collectively beneficially own in excess of the Maximum Percentage of the number of shares of Common Stock outstanding after giving effect to such exercise or otherwise trigger the provisions of this Section 7(A).

(B) Stock Exchange Limitations. Notwithstanding anything to the contrary in this Note, unless the Company obtains a stockholder approval contemplated by Nasdaq Listing Standard Rule 5635(d) with respect to the issuance of shares of Common Stock pursuant to this Note in excess of the limitations imposed by such rule, in no event will the number of shares of Common Stock issuable pursuant to this Note exceed 2,540,885 shares in the aggregate. If any one or more shares of Common Stock are not delivered as a result of the operation of the preceding sentence (such shares, the “Withheld Shares”), then (1) on the date such shares of Common Stock are issuable hereunder (after giving effect to any limitations imposed under Section 7(A)), the Company will pay to the Holder, in addition to the Event of Default Acceleration Amount then due and unpaid, cash in an amount equal to the product of (x) the number of such Withheld Shares; and (y) the Daily VWAP per share of Common Stock on such Event of Default Stock Payment Date; and (2) to the extent the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in settlement of a sale by the Holder of such Withheld Shares, the Company will reimburse the Holder for (x) any brokerage commissions and other out-of-pocket expenses, if any, of the Holder incurred in connection with such purchases and (y) the excess, if any, of (A) the aggregate purchase price of such purchases over (B) the product of (I) the number of such Withheld Shares purchased by the Holder; and (II) the Daily VWAP per share of Common Stock on such date.

Section 8. COMPANY REDEMPTION OF THIS NOTE.

(A) Company Redemption Election. The Company may redeem all (but not less than all) of the then outstanding Principal Amount of this Note on a date (any such date a “Company Redemption Date”) to be determined by the Company, for a cash redemption price equal to the Company Redemption Price; provided, that the Company must provide notice thereof at least ten (10) Trading Days prior to any Company Redemption Date and the Company must have, on or prior to 9:00 am, New York City time, on the Trading Day immediately preceding such notice delivery date, publicly disclosed any material, non-public information regarding the Company (including the fact that the Company is redeeming the Note) on a Form 8-K or otherwise; provided, however, that this Section 8(A) will cease to have any force and effect if an Event of Default has occurred and has not been waived by the Required Holders.

(B) Company Redemption Price. The Company Redemption Price for this Note to be redeemed pursuant to Section 8(A) is an amount in cash equal to the Company Redemption Base Price plus any accrued and unpaid Default Interest on this Note.

(C) Effect of Redemption. If this Note is to be redeemed in full pursuant to Section 8(A), then, from and after the date the related Company Redemption Price is paid in full, this Note will cease to be outstanding.

Section 9. AFFIRMATIVE AND NEGATIVE COVENANTS.

(A) Stay, Extension and Usury Laws. To the extent that it may lawfully do so, the Company (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of this Note; and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Holder by this Note, but will suffer and permit the execution of every such power as though no such law has been enacted.

(B) Corporate Existence. Subject to Section 10, the Company will cause to preserve and keep in full force and effect:

(i) its corporate existence and the corporate existence of its Subsidiaries in accordance with the organizational documents of the Company or its Subsidiaries, as applicable; and

(ii) the material rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries;

provided, however, that the Company need not preserve or keep in full force and effect any such license or franchise or existence of any of its Subsidiaries if the Board of Directors determines in good faith that (x) the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole; and (y) the loss thereof is not, individually or in the aggregate, materially adverse to the Holder.

(C) Ranking. All payments due under this Note (i) shall rank junior to the First Lien Indebtedness to the extent of the value of the Collateral securing the First Lien Indebtedness, (ii) shall rank pari passu with the Existing Note and all Other Notes and (iii) shall rank senior to all indebtedness of the Company (other than the indebtedness described in clauses (i) and (ii)) and any Subordinated Indebtedness.

(D) Indebtedness; Amendments to Indebtedness. The Company shall not and shall not permit any Subsidiary to: (a) create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, other than Permitted Indebtedness; (b) prepay any Indebtedness (other than First Lien Indebtedness) except for (i) by the conversion of Indebtedness into equity securities (other than Disqualified Stock) and the payment of cash in lieu of fractional shares in connection with such conversion, and (ii) a refinancing of the entire amount of such Indebtedness which does not impose materially more burdensome terms upon the Company or its Subsidiaries than exist in such Indebtedness prior to such refinancing, but with a maturity date which is later than one hundred eighty-one (181) days following the Maturity Date; or (c) amend or modify any documents or notes evidencing any Indebtedness (other than amendments or modifications to the First Lien Indebtedness in accordance with the Intercreditor Agreement) in any manner which shortens the maturity date or any amortization, redemption or interest payment date thereof or otherwise imposes materially more burdensome terms upon the Company or its Subsidiaries than exist in such Indebtedness prior to such amendment or modification without the prior written consent of Holder. Notwithstanding anything herein to the contrary, without the prior written consent of the Holder, (i) the Company may not replace or refinance the First Lien Indebtedness or First Lien Credit Agreement unless such replacement or refinancing will be subject to the terms of the Intercreditor Agreement or another intercreditor agreement at least as favorable to the Holder as the existing Intercreditor Agreement and in form and substance reasonably acceptable to the Collateral Agent and (ii) outstanding First Lien Indebtedness may not exceed thirty-five million dollars ($35,000,000) in the aggregate.

(E) Liens. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

(F) Investments. The Company shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; provided that the Company may not make any Investment (including a Permitted Investment) or permit any of its Subsidiaries to make any Investment (including a Permitted Investment) if (i) any Event of Default has occurred hereunder or (ii) a Default is continuing with respect to Section 9(J), Section 11(A)(ii), Section 11(A)(iii), Section 11(A)(ix), Section 11(A)(xii) or Section 11(A)(xv).

(G) Distributions. The Company shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other Equity Interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements provided under plans approved by the Board of Directors; provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or Equity Interest; provided further, that the Company or any Subsidiary may repurchase, receive via forfeiture, withhold or transfer any class of stock or other Equity Interest pursuant to a net exercise of an Equity Right or other convertible security to cover the payment of the exercise price or the payment of withholding taxes associated with the exercise or vesting of equity awards under any equity compensation plan of the Company or repurchases of Common Stock, Equity Right or other convertible security upon an employee’s, contractor’s or consultant’s termination of services, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other Equity Interest, except that a Subsidiary may pay dividends or make distributions to the Company or a parent company that is a direct or indirect Wholly Owned Subsidiary of the Company; provided, however, that, in any calendar month, Truweo shall not make cash dividends or distributions in an aggregate amount in excess of the Available Cash Amount, or (c) lend money to any employees, officers or directors (except as permitted under clauses (F) of the definition of Permitted Investment), or guarantee the payment of any such loans granted by a third party in excess of fifty thousand dollars ($50,000) in the aggregate or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of fifty thousand dollars ($50,000) in the aggregate. Within one (1) Business Day following the date on which the Company files an Annual Report on Form 10-K or Quarterly Report on Form 10-Q with the Commission, the Company will provide the Holder with a written notice setting forth (i) the Truweo Cash Balance on the last day of each calendar month and (ii) the aggregate amount of dividends or distributions made by the Company or any Subsidiary pursuant to this Section 9(G) and Section 9(G) of the Existing Note for the period covered by such Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable. Notwithstanding anything herein to the contrary, (i) Truweo may not distribute, transfer, sell, lease, license, loan or convey its assets to the Company or any Wholly Owned Subsidiary of the Company (other than a Wholly Owned Subsidiary of Truweo) and (ii) the Company shall not, and shall not allow any Subsidiary to, declare or pay any cash dividend or make a cash distribution on any class of stock or other Equity Interest if (A) any Event of Default has occurred hereunder and has not been waived by the Required Holders or (B) any Default is continuing with respect to Section 9(J), Section 11(A)(ii), Section 11(A)(iii), Section 11(A)(ix), Section 11(A)(xii) or Section 11(A)(xv).

(H) Transfers. Except for Permitted Transfers and Permitted Investments, the Company shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of the assets of the Company and its Subsidiaries (taken as a whole) or in any assets of Truweo.

(I) Taxes. The Company and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against the Company and its Subsidiaries or their respective assets or upon their ownership, possession, use, operation or disposition thereof or upon their rents, receipts or earnings arising therefrom (except where the failure to pay would not, individually or in the aggregate, have a material effect on the Company or any of its Subsidiaries). The Company and its Subsidiaries shall file on or before the due date therefor all personal property tax returns (except where the failure to file would not, individually or in the aggregate, have a material effect on the Company or any of its Subsidiaries). Notwithstanding the foregoing, the Company and its Subsidiaries may contest, in good faith and by appropriate proceedings, taxes for which they maintain adequate reserves therefor in accordance with GAAP.

(J) Minimum Liquidity.

(i) The Company and its Subsidiaries shall have at all times liquidity calculated as unrestricted, unencumbered Cash and Cash Equivalents in one or more deposit accounts located in the United States and, within thirty (30) days of the Issue Date, subject to a Control Agreement (as defined in the Security Agreements) entered into in favor of the Collateral Agent or a Control Agreement entered into otherwise in accordance with the Security Agreements in a minimum amount equal to ten million dollars ($10,000,000).

(ii) Truweo shall have at all times liquidity calculated as unrestricted, unencumbered Cash and Cash Equivalents in one or more deposit accounts located in the United States and, within thirty (30) days of the Issue Date (or such later date as agreed to by the Collateral Agent in its sole discretion), subject to a Control Agreement (as defined in the Security Agreements) in favor of the Collateral Agent in a minimum amount equal to three million five hundred thousand dollars ($3,500,000).

(iii) On or prior to the first (1st) calendar day of each month, the Company shall provide to the Holder a certification, executed on behalf of the Company by the Chief Financial Officer of the Company, certifying whether or not the Company has satisfied the requirements of Section 9(J)(i), Section 9(J)(ii) and Section 9(G) during the immediately preceding calendar month. If the Company determines in its sole discretion that such information constitutes material non-public information, then the Company will concurrently disclose such material non-public information on a Current Report on Form 8-K or otherwise.

(K) Adjusted EBITDA. As of the last day of each applicable fiscal quarter, the Company and its consolidated Subsidiaries shall have Adjusted EBITDA of not less than Target Adjusted EBITDA for the twelve (12)-month period ending on such day.

(L) Change in Nature of Business. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by the Company and each of its Subsidiaries on the Issue Date or any business substantially related or incidental thereto.

(M) Maintenance of Properties, Etc. The Company shall maintain and preserve, and the Company shall cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful (as determined by the Company in good faith) in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder (except where the failure to do so would not, individually or in the aggregate, have a material effect on the Company or any Subsidiary).

(N) Maintenance of Intellectual Property. The Company will take, and the Company shall cause each of its Subsidiaries to take, all actions necessary or advisable to maintain all of the Intellectual Property Rights (as defined in the Securities Purchase Agreement) of the Company or such Subsidiary that are necessary or material (as determined by the Company in good faith) to the conduct of its business in full force and effect.

(O) Maintenance of Insurance. The Company shall maintain, and the Company shall cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

(P) Transactions with Affiliates. Neither the Company nor any of its Subsidiaries shall enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any affiliate (other than the Company or any of its Wholly Owned Subsidiaries), except transactions for fair consideration and on terms no less favorable to it than would be obtainable in a comparable arm’s length transaction with a Person that is not an affiliate thereof.

(Q) Restricted Issuances. The Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, without the prior written consent of the holders of a majority in aggregate principal amount of the Notes then outstanding, (i) issue any Notes (other than as contemplated by the Securities Purchase Agreement and the Notes) or (ii) issue any other securities or incur any Indebtedness, in each case, that would cause a breach or Default under the Notes or that by its terms would prohibit or restrict the performance of any of the Company’s or its Subsidiaries’ obligations under the Notes, including without limitation, the payment of interest and principal thereon.

(R) Independent Investigation. At the request of the Required Holders (as defined in the Securities Purchase Agreement) at any time the Required Holders have determined in good faith that an Event of Default has occurred and is continuing but the Company has not timely agreed to such determination in writing, the Company shall hire an independent, reputable investment bank selected by the Company and approved by the Required Holders to investigate as to whether such Event of Default has occurred (the “Independent Investigator”). If the Independent Investigator determines that such Event of Default has occurred, the Independent Investigator shall notify the Company of such Event of Default and the Company shall deliver written notice to the Holder of such Event of Default. In connection with such investigation, the Independent Investigator may, during normal business hours and upon signing a confidentiality agreement in a form reasonably acceptable to the Company, inspect all contracts, books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries and, to the extent available to the Company after the Company uses reasonable efforts to obtain them, the records of its accountants (including the accountants’ work papers) and any books of account, records, reports and other papers not contractually required of the Company to be confidential or secret, or subject to attorney-client or other evidentiary privilege, and the Independent Investigator may make such copies and inspections thereof as the Independent Investigator may reasonably request. The Company shall furnish the Independent Investigator with such financial and operating data and other information with respect to the business and properties of the Company as the Independent Investigator may reasonably request. The Company shall permit the Independent Investigator to discuss the affairs, finances and accounts of the Company with, and to make proposals and furnish advice with respect thereto to, any of the Company’s officers, directors, key employees and independent public accountants (and by this provision the Company authorizes said accountants to discuss with such Independent Investigator the finances and affairs of the Company and any Subsidiaries; provided, that the Company’s chief executive officer and chief financial officer shall be invited to join any such discussion), all at such reasonable times, upon reasonable notice, and as often as may be reasonably requested.

(S) Upon delivery by the Company to the Holder (or receipt by the Company from the Holder) of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries, the Company shall on or prior to 9:00 am, New York City time on the Business Day immediately following such notice delivery date, publicly disclose such material, non-public information on a Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company so shall indicate to the Holder explicitly in writing in such notice (or immediately upon receipt of notice from the Holder, as applicable), and in the absence of any such written indication in such notice (or notification from the Company immediately upon receipt of notice from the Holder), the Holder shall be entitled to presume that information contained in the notice does not constitute material, non-public information relating to the Company or any of its Subsidiaries. Nothing contained in this Section 9(S) shall limit any obligations of the Company, or any rights of the Holder, under the Securities Purchase Agreement.

(T) The Company acknowledges and agrees that the Holder is not a fiduciary or agent of the Company and that the Holder shall have no obligation to (a) maintain the confidentiality of any information provided by the Company or (b) refrain from trading any securities while in possession of such information in the absence of a written non-disclosure agreement signed by an officer of the Holder that explicitly provides for such confidentiality and trading restrictions. In the absence of such an executed, written non-disclosure agreement, the Company acknowledges that the Holder may freely trade in any securities issued by the Company, may possess and use any information provided by the Company in connection with such trading activity, and may disclose any such information to any third party.

(U) The Company shall cause this Note and any shares of Common Stock issuable pursuant to this Note to be eligible to be offered, sold or otherwise transferred by the Holder pursuant to Rule 144, without any requirements as to volume, manner of sale, availability of current public information (whether or not then satisfied) or notice under the Securities Act and without any requirement for registration under any state securities or “blue sky” law, on and after the date that is six (6) months following the Issue Date. If this Note is to be transferred, the Holder shall notify the Company and surrender this Note to the Company (or provide the Company an affidavit in a form reasonably acceptable to the Company that this Note was lost, stolen or destroyed), whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note, registered as the Holder may request. The Company shall not be obligated to pay any tax which may be payable with respect to any transfer (or deemed transfer) arising in connection with the registration of any certificates for Notes in the name of any Person other than the Holder.

Section 10. SUCCESSORS.

The Company will not consolidate with or merge with or into, or (directly, or indirectly through one or more of its Subsidiaries) sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person, other than the Holder or any of its Affiliates (a “Business Combination Event”), unless:

(A) the resulting, surviving or transferee Person either (x) is the Company or (y) if not the Company, is a corporation (the “Successor Corporation”) duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that expressly assumes (by executing and delivering to the Holder, at or before the effective time of such Business Combination Event, a supplement to this instrument) all of the Company’s obligations under this Note; and

(B) immediately after giving effect to such Business Combination Event, no Default or Event of Default will have occurred and be continuing.

At the effective time of any Business Combination Event, the Successor Corporation (if not the Company) will succeed to, and may exercise every right and power of, the Company under this Note with the same effect as if such Successor Corporation had been named as the Company in this Note, and, except in the case of a lease, the predecessor Company will be discharged from its obligations under this Note.

Section 11. DEFAULTS AND REMEDIES

(A) Events of Default. “Event of Default” means the occurrence of any of the following:

(i) a default in the payment when due of the Principal Amount, Equity Issuance Amortization Payment or Fundamental Change Repurchase Price under this Note;

(ii) a default for two (2) Business Days in the payment when due of Default Interest on this Note;

(iii) a default in the Company’s obligation to timely deliver a Fundamental Change Notice pursuant to Section 6(C), or a certification with respect to an Equity Issuance Amortization Payment in accordance with the requirements of Section 4(A), and in either case such default continues for three (3) Business Days;

(iv) any failure to timely deliver an Event of Default Notice or a materially false or inaccurate certification as to whether any Event of Default has occurred;

(v) a default in any of the Company’s obligations or agreements under this Note or the Transaction Documents (in each case, other than a default set forth in clauses (i) – (iv) or (vi) – (xvii) of this Section 11(A)), or a breach of any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) of any Transaction Document; provided, however, that if such default can be cured, then such default shall not be an Event of Default unless the Company has failed to cure such default within ten (10) Business Days after its occurrence;

(vi) any provision of any Transaction Document at any time for any reason (other than pursuant to the express terms thereof) ceases to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof is contested, directly or indirectly, by the Company or any of its Subsidiaries, or a proceeding is commenced by the Company or any of its Subsidiaries or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof;

(vii) [reserved];

(viii) the Company fails to comply with any covenant set forth in Section 9(D), Section 9(E), Section 9(F), Section 9(G), Section 9(H), Section 9(J), Section 9(K) or Section 9(Q) of this Note; provided, that, with respect to Section 9(J)(i), if the Company and its Subsidiaries fail at any time to have liquidity calculated as unrestricted, unencumbered Cash and Cash Equivalents in one or more deposit accounts located in the United States and subject to a Control Agreement (as defined in the Security Agreements) in favor of the Collateral Agent or a Control Agreement entered into otherwise in accordance with the Security Agreements in a minimum amount equal to ten million dollars ($10,000,000), but not less than eight million dollars ($8,000,000), such failure continues for more than one (1) calendar week;

(ix) the suspension from trading or failure of the Common Stock to be trading or listed on an Eligible Exchange for a period of three (3) consecutive Trading Days;

(x) (i) the failure of the Company or any of its Subsidiaries to pay when due or within any applicable grace period any Indebtedness having an individual principal amount in excess of at least one hundred thousand dollars ($100,000) (or its foreign currency equivalent) in the aggregate of the Company or any of its Subsidiaries, whether such Indebtedness exists as of the Issue Date or is thereafter created, and whether such default has been waived for any period of time or is subsequently cured; (ii) any Event of Default under the Existing Note, or (iii) the occurrence of any breach or default under any terms or provisions of any other Indebtedness of at least one hundred thousand dollars ($100,000) (or its foreign currency equivalent) in the aggregate of the Company or any of its Subsidiaries, if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such indebtedness, to cause, Indebtedness having an individual principal amount in excess of $100,000 to become or be declared due prior to its stated maturity;

(xi) one or more final judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, could result in a judgment, order or award) for the payment of at least one hundred thousand dollars ($100,000) (or its foreign currency equivalent) in the aggregate (excluding any amounts covered by insurance pursuant to which the insurer has been notified and has not denied coverage), is rendered against the Company or any of its Subsidiaries and remains unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of ten (10) consecutive Trading Days after entry thereof during which (A) a stay of enforcement thereof is not in effect or (B) the same is not vacated, discharged, stayed or bonded pending appeal;

(xii) (A) the Company fails to timely file its quarterly reports on Form 10-Q or its annual reports on Form 10-K with the Commission in the manner and within the time periods required by the Exchange Act (reports filed in compliance with the time period specified in Rule 12b-25 promulgated under the Exchange Act shall be considered timely for this purpose), or (B) the Company withdraws or restates any such quarterly report or annual report previously filed with the Commission in a manner that results in the Company failing for any reason to satisfy the requirements of Rule 144(c)(1) under the Securities Act, including, without limitation, the failure to satisfy the current public information requirement under Rule 144(c);

(xiii) any Security Document shall for any reason fail or cease to create a separate valid and perfected and, except to the extent permitted by the terms hereof or thereof, a second priority Lien on the ABL Collateral (as defined in the Intercreditor Agreement) and a first priority Lien on other Collateral, in each case, in favor of the Collateral Agent in accordance with the terms thereof, or any material provision of any Security Document shall at any time for any reason cease to be valid and binding on or enforceable against the Company or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any governmental authority having jurisdiction over the Company, seeking to establish the invalidity or unenforceability thereof;

(xiv) any material damage to, or loss, theft or destruction of, any Collateral (provided that any damage, loss, theft or destruction of the Collateral that reduces the value of such Collateral by one hundred thousand dollars ($100,000) or more shall be deemed to be material), whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Company or any Subsidiary, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect (as defined in the Securities Purchase Agreement). For clarity, an Event of Default under this Section 11(A)(xiv) will not require any curtailment of revenue;

(xv) the Company fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the Holder pursuant to any Securities (as defined in the Securities Purchase Agreement) acquired by the Holder under the Securities Purchase Agreement (including this Note) as and when required by such Securities or the Securities Purchase Agreement, unless otherwise then prohibited by applicable federal securities laws and such failure continues for more than five (5) Trading Days;

(xvi) the Company or any of its Significant Subsidiaries, pursuant to or within the meaning of any Bankruptcy Law, either:

(1) commences a voluntary case or proceeding;

(2) consents to the entry of an order for relief against it in an involuntary case or proceeding;

(3) consents to the appointment of a custodian of it or for any substantial part of its property;

(4) makes a general assignment for the benefit of its creditors;

(5) takes any comparable action under any foreign Bankruptcy Law; or

(6) generally is not paying its debts as they become due; or

(xvii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that either:

(1) is for relief against Company or any of its Significant Subsidiaries in an involuntary case or proceeding;

(2) appoints a custodian of the Company or any of its Significant Subsidiaries, or for any substantial part of the property of the Company or any of its Significant Subsidiaries;

(3) orders the winding up or liquidation of the Company or any of its Significant Subsidiaries; or

(4) grants any similar relief with respect to the Company or any of its Significant Subsidiaries under any foreign Bankruptcy Law,

and, in each case under this Section 11(A)(xvii), such order or decree remains unstayed and in effect for at least thirty (30) days.

(B) Acceleration.

(i) Automatic Acceleration in Certain Circumstances. If an Event of Default set forth in Section 11(A)(xvi) or Section 11(A)(xvii) occurs with respect to the Company (and not solely with respect to a Significant Subsidiary of the Company), then the then outstanding portion of the Principal Amount of, and all accrued and unpaid Default Interest on, this Note will immediately become due and payable without any further action or notice by any Person.

(ii) Optional Acceleration. If an Event of Default (other than an Event of Default set forth in Section 11(A)(xvi) or Section 11(A)(xvii) with respect to the Company and not solely with respect to a Subsidiary of the Company) occurs and has not been waived by the Holder, then, the Holder, by notice to the Company, may declare this Note (or any portion thereof) to become due and payable immediately for cash in an amount equal to the Event of Default Acceleration Amount.

(C) Notice of Events of Default. Promptly, but in no event later than two (2) Business Days after an Event of Default, the Company will provide written notice of such Event of Default to the Holder (an “Event of Default Notice”), which Event of Default Notice shall include (i) a reasonable description of the applicable Event of Default, (ii) the date on which the Default underlying such Event of Default initially occurred and (iii) the date on which the Event of Default occurred.

Section 12. RANKING.

All payments due under this Note shall rank (i) effectively junior to all First Lien Indebtedness to the extent of the value of the Collateral securing the First Lien Indebtedness for so long as the Collateral so secures the First Lien Indebtedness in accordance with the terms of the First Lien Indebtedness, (ii) pari passu with the Existing Note and all Other Notes, (iii) effectively senior to all unsecured indebtedness of the Company (including any First Lien Indebtedness to the extent such First Lien Indebtedness is not secured by the Collateral) to the extent of the value of the Collateral securing the Notes for so long as the Collateral so secures the Notes in accordance with the terms hereof and (iv) senior to any Subordinated Indebtedness.

Section 13. REPLACEMENT NOTES.

If the Holder of this Note claims that this Note has been mutilated, lost, destroyed or wrongfully taken, then the Company will issue, execute and deliver a replacement Note upon surrender to the Company of such mutilated Note, or upon delivery to the Company of evidence of such loss, destruction or wrongful taking reasonably satisfactory to the Company. In the case of a lost, destroyed or wrongfully taken Note, the Company may require the Holder to provide such security or an indemnity that is reasonably satisfactory to the Company to protect the Company from any loss that it may suffer if this Note is replaced.

Section 14. NOTICES.

Any notice or communication to the Company will be deemed to have been duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission, electronic transmission (including e-mail) or other similar means of unsecured electronic communication or overnight air courier guaranteeing next day delivery, or to the other’s address, which initially is as follows:

Mohawk Group Holdings, Inc.

37 East 18th Street, 7th Floor

New York, NY 10003

Attention: Joe Risico

                  Arturo Rodriguez

Email address: […***…]

                          […***…]

The Company, by notice to the Holder, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Holder will be by email to its email address, which initially are as set forth in the Securities Purchase Agreement. The Holder, by notice to the Company, may designate additional or different addresses for subsequent notices or communications.

If a notice or communication is mailed in the manner provided above within the time prescribed, it will be deemed to have been duly given, whether or not the addressee receives it.

Section 15. SUCCESSORS AND ASSIGNS.

All agreements of the Company in this Note will bind its successors.

Section 16. SEVERABILITY.

If any provision of this Note is invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

Section 17. HEADINGS, ETC.

The headings of the Sections of this Note have been inserted for convenience of reference only, are not to be considered a part of this Note and will in no way modify or restrict any of the terms or provisions of this Note.

Section 18. AMENDMENTS

This Note may not be amended or modified unless in writing by the Company and the Required Holders (as defined in the Securities Purchase Agreement), and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit.

Section 19. GOVERNING LAW; WAIVER OF JURY TRIAL.

All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company and each Holder hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or under any of the other Transaction Documents or with any transaction contemplated hereby or thereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude any Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to such Holder or to enforce a judgment or other court ruling in favor of such Holder. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR UNDER ANY OTHER TRANSACTION DOCUMENT OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE, ANY OTHER TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

Section 20. SUBMISSION TO JURISDICTION.

The Company (A) agrees that any suit, action or proceeding against it arising out of or relating to this Note may be instituted in any U.S. federal court with applicable subject matter jurisdiction sitting in The City of New York; (B) waives, to the fullest extent permitted by applicable law, (i) any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding; and (ii) any claim that it may now or hereafter have that any such suit, action or proceeding in such a court has been brought in an inconvenient forum; and (C) submits to the nonexclusive jurisdiction of such courts in any such suit, action or proceeding.

Section 21. ENFORCEMENT FEES.

The Company agrees to pay all costs and expenses of the Holder incurred as a result of enforcement of this Note and the collection of any amounts owed to the Holder hereunder (whether in cash, Common Stock or otherwise), including, without limitation, reasonable attorneys’ fees and expenses.

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